UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15 (d) of the Securities Exchange Act of 1934

Date of Report: June 1, 2005
(Date of earliest event reported)

PEC Solutions, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-30271 (Commission File No.)	54-1339972 (IRS Employer Identification No.)

12730 Fair Lakes Circle
Fairfax, Virginia 22033
(Address of principal executive offices and zip code)

(703) 469-4900
(Registrant’s telephone number, including area code)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CGR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Change of Control of Registrant

      On May 3, 2005, PS Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Nortel Networks Inc., a Delaware corporation (“Nortel”), commenced a tender offer to purchase all of the outstanding shares of the common stock of PEC Solutions, Inc., a Delaware corporation (the “Company”) at a purchase price of $15.50 per share (the “Offer Price”), net to seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 3, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively, constitute the “Offer”).

      On June 1, 2005, Nortel announced the successful completion of the tender offer, reporting that approximately 26,693,725 shares of the Company’s common stock (representing 96.6% of the issued and outstanding shares) had been tendered in the Offer. Those shares validly tendered and not properly withdrawn before the expiration of the Offer have been accepted for payment by Nortel.

      Also on June 1, 2005, in accordance with the terms of the Agreement and Plan of Merger by and among Nortel, Purchaser and the Company, dated April 25, 2005 (the “Merger Agreement”), Nortel directed that the Company make certain changes in the composition of the Company’s Board of Directors. By written consent dated June 1, 2005, the Board of Directors of the Company accepted the resignations of the following Board members effective June 1, 2005: Alan H. Harbitter, Stuart R. Lloyd, Frank J. Carr, B. Gary Dando, R. Jerry Grossman, John W. Melchner and Zimri C. Putney. The written consent also (a) added two individuals designated by Nortel to the Company’s Board of Directors: Mary Cross and Stephen Szeremeta, and (b) reduced the size of the Board of Directors to four members, with each action effective as of June 1, 2005.

Item 5.02 Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

      The description provided in Item 5.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEC Solutions, Inc. (Registrant)
Date: June 3, 2005	By:	/s/ PETER A. FISH
Peter A. Fish
Vice President, General Counsel and Assistant Secretary